AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 2011

REGISTRATION STATEMENT NO. 333-170909

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRC COMPANIES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	06-0853807
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21 GRIFFIN ROAD NORTH

WINDSOR, CT 06095

(860) 298-9692

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

TRC COMPANIES, INC.

21 Griffin Road North

Windsor, CT 06095

(860) 298-9692

Attn:  Martin Dodd, Esq.

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Common Stock $.10 par value per share	7,209,302 Shares	$2.77	$19,969,767	$1,423.84

(1) This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Based upon the average of the high and low sale prices reported by the New York Stock Exchange on November  30, 2010 and estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The fee was previously paid on December 1, 2010.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY 7, 2011

TRC Companies, Inc.

7,209,302 Shares

Common Stock

The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 7,209,302 shares of common stock, par value $0.10 per share, of TRC Companies, Inc.  The above shares were issued to the selling shareholders upon the conversion of shares of Series A Convertible Preferred Stock that were previously issued by us to the selling stockholders in a private placement on June 1, 2009. All or a portion of the shares covered by this registration statement may be offered and sold from time to time by the selling shareholders.  We will not receive any of the proceeds from the sale of the common stock by the selling stockholders, but we are bearing the expenses of registration.  See “Plan of Distribution” beginning on page 10. We currently have another outstanding registration statement on Form S-3 (file No. 333-159685), related to the resale of up to 2,162,162 shares of common stock issued pursuant to a February 2006 private placement of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “TRR.” On January 6, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $3.55.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS WHICH YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS                                   .

PROSPECTUS SUMMARY

THIS SUMMARY ONLY HIGHLIGHTS THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. AS THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO “WE,” “US,” “OUR COMPANY” OR “THE COMPANY” IN THIS PROSPECTUS REFER COLLECTIVELY TO TRC COMPANIES, INC., A DELAWARE CORPORATION, ITS SUBSIDIARIES AND EQUITY INVESTMENTS.

ABOUT TRC COMPANIES, INC.

TRC Companies, Inc. (hereinafter collectively referred to as “we” “our” or “us”), was incorporated in 1971. We are a national consulting, engineering and construction management firm that provides integrated services to the environmental, energy, and infrastructure markets, primarily in the United States. A broad range of commercial, industrial and government clients depend on us to design solutions to their toughest business challenges. Our multidisciplinary project teams help our clients (i) implement complex projects from initial concept to delivery and commissioning, (ii) maintain and operate their facilities in compliance with regulatory standards and (iii) manage their assets through decommissioning, demolition, restoration and disposition.

We manage our business under the following three operating segments:

Energy:  The Energy operating segment provides services to a range of clients including energy companies, utilities, other commercial entities, and state and federal governments. Our services include program management, engineer/procure/construct projects, design, and consulting. Our typical projects involve upgrade and new construction for electrical transmission and distribution systems, energy efficiency program design and management, and alternative energy development. This operating segment also provides services to support energy savings projects for state government entities and end users.

Environmental:  The Environmental operating segment provides services to a wide range of clients, including industrial, transportation, energy and natural resource companies, as well as federal, state and municipal agencies, and is organized to focus on key areas of demand including: environmental management of buildings, air quality measurements and modeling of potential air pollution impacts, assessment and remediation of contaminated sites, environmental licensing and permitting of a wide variety of projects, and natural and cultural resource assessment and management.

Infrastructure:  The Infrastructure operating segment provides services related to the expansion of infrastructure capacity, the rehabilitation of overburdened and deteriorating infrastructure systems, and the management of risks related to security of public and private facilities. Our client base is predominantly state and municipal governments as well as selected commercial developers. Primary services include: roadway and surface transportation design; structural design of bridges; construction engineering inspection and construction management for roads and bridges; civil engineering for municipalities and public works departments; and geotechnical engineering services. Major markets include the northeast United States, Texas, Louisiana and California.

THE OFFERING

This prospectus related to up to 7,209,302 shares of common stock that may be offered for sale by the selling stockholders.

On June 1, 2009, the Company sold 7,209.302 shares of a new Series A Convertible Preferred Stock, $0.10 par value (the “Preferred Stock”), for $2,150 per share (the “2009 Private Placement”) pursuant to a stock purchase agreement by and among the Company and three of its existing shareholders and related entities. The 2009 Private Placement resulted in proceeds of approximately $15,291,000 net of issuance costs of approximately $209,000.  The 2009 Private Placement was made pursuant to the exemption from registration provided in Regulation D, Rule 506, under Section 4 (2) of the Securities Act of 1933 as amended. Each of the investors is an “accredited investor” within the meaning of Rule 501 (a) under the Act.

On December 1, 2010, each share of the Preferred Stock automatically converted into one thousand shares of common stock, or an aggregate of 7,209,302 shares of common stock. Prior to conversion, holders of the Preferred Stock are entitled to receive, in preference to holders of common stock or other preferred stock, in the event of a liquidation or sale of the Company, the greater of (i) the original purchase price for the Preferred Stock; or (ii) the amount they would have received if the Preferred Stock had been converted to common stock immediately prior to the transaction.

Sales of the Preferred Stock were restricted for 18 months following the closing of the 2009 Private Placement, except in the case of and in connection with a liquidation or sale of the Company. If the Company declared dividends on its common stock, the holders of the Preferred Stock were entitled to dividends they would have received had the Preferred Stock been converted to common stock. Each share of Preferred Stock was entitled to the number of votes equal to the number of shares into which it would be converted. The Company entered into a registration rights agreement with the investors pursuant to which the common stock issued upon conversion of the Preferred Stock is subject to registration rights at any time following the expiration of the 18 month restricted period that the Company is eligible to register shares on Form S-3 provided that a minimum of $2,500 of shares shall be included in such registration and that the Company shall not be obligated to undertake more than two such registrations in any 12-month period. The holders of the Preferred Stock have requested that all the shares of common stock into which it converts be registered.   The holders of Preferred Stock are entitled to appoint one director to the Company’s Board of Directors.

Registration of the sale of common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholders.

We have agreed to bear the expenses of the registration of the common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

RISK FACTORS

The risk factors listed below, in addition to those described elsewhere in our public filings could materially and adversely affect our business, financial condition, results of operations or cash flows.  Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

Risks Related to Our Company

We incurred significant losses in fiscal years 2010, 2009, and 2008, and may incur such losses in the future.  If we continue to incur significant losses or are unable to generate sufficient working capital from our operations or our revolving credit facility, we may have to seek additional external financing.

As reflected in our consolidated financial statements, we incurred net losses applicable to our common shareholders of $22.9 million, $24.1 million and $109.1 million in fiscal years 2010, 2009 and 2008, respectively. Although a main factor in our losses has been non-cash goodwill and intangible asset impairment charges, we are continuing to take actions to be profitable, but if we are unable to improve our operating performance, we may incur additional losses. We depend on our core businesses to generate profits and cash flow to fund our working capital growth. Although the services that we provide are spread across a variety of industries, disruptions such as a general economic downturn or higher interest rates could negatively affect the demand for our services across a variety of industries which could adversely affect our ability to generate profits and cash flows.

We finance our operations through cash generated by operating activities and borrowings under our revolving credit facility with Wells Fargo Capital Finance. During fiscal year 2009 we completed a preferred stock offering with gross proceeds of $15.5 million. While we have rarely used the credit facility since the preferred stock offering, we are dependent on this facility for any short term liquidity needs when available cash and cash equivalents and cash provided by operations are not adequate to support working capital requirements. The credit facility contains covenants which, among other things, require us to maintain minimum levels of earnings before interest, taxes, depreciation, and amortization as defined in the credit agreement (“EBITDA”), maintain a minimum fixed charge coverage ratio, maintain a minimum level of backlog, and limit capital expenditures.

We believe that existing cash resources, cash forecasted to be generated from operations and availability under our credit facility are adequate to meet our requirements for the foreseeable future. The current uncertain state of the economy and the possibility that economic conditions could continue to be uncertain or deteriorate may affect businesses such as ours in a number of ways. While management cannot directly measure it, variability in the economy and any corollary impact on the availability of credit could affect the ability of our customers and vendors to obtain financing for significant purchases and operations and could result in a decrease in their business with us which could adversely affect our ability to generate profits and cash flows. We are unable to predict the likely duration of the current economic uncertainty and its potential impact on our clients. Management will continue to closely monitor the credit markets and our financial performance.

If we must write off a significant amount of intangible assets or long-lived assets, our earnings will be negatively impacted.

Goodwill was approximately $14.9 million as of June 30, 2010. We also had other identifiable intangible assets of $0.6 million, net of accumulated amortization, as of June 30, 2010. Goodwill and identifiable intangible assets are assessed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. We have recorded goodwill and intangible asset impairment charges of $20.2 million, $21.4 million and $77.3 million in the fiscal years 2010, 2009 and 2008, respectively. A decline in the estimated future cash flows of our reporting units, declines in market multiples of comparable companies and other factors may result in additional impairments of goodwill or other assets which would negatively impact our earnings.

We are and will continue to be involved in litigation. Legal defense and settlement expenses can have a material adverse impact on our operating results.

We have been, and likely will be, named as a defendant in legal actions claiming damages and other relief in connection with engineering and construction projects and other matters. These are typically actions that arise in the normal course of business, including employment-related claims, contractual disputes, professional liability, or claims for personal injury or property damage. We have substantial deductibles on several of our insurance policies, and not all claims are insured. In addition, we have also incurred legal defense and settlement expenses related to prior acquisitions. Accordingly, defense costs, settlements and potential damage awards may have a material adverse effect on our business, operating results, financial position and cash flows in future periods.

Subcontractor performance and pricing could expose us to loss of reputation and additional financial or performance obligations that could result in reduced profits or losses.

We often hire subcontractors for our projects. The success of these projects depends, in varying degrees, on the satisfactory performance of our subcontractors and our ability to successfully manage subcontractor costs and pass them through to our customers. If our subcontractors do not meet their obligations or we are unable to manage or pass through costs, we may be unable to profitably perform and deliver our contracted services. Under these circumstances we may be required to make additional investments and expend additional resources to ensure the adequate performance and delivery of the contracted services. These additional obligations have resulted in reduced profits or, in some cases, significant losses for us with respect to certain projects. In addition, the inability of our subcontractors to adequately perform or our inability to manage subcontractor costs on certain projects could hurt our competitive reputation and ability to obtain future projects.

Our operations could require us to utilize large sums of working capital, sometimes on short notice and sometimes without the ability to recover the expenditures.

Circumstances or events which could create large cash outflows include losses resulting from fixed-price contracts, remediation of environmental liabilities, legal expenses and settlements, project completion delays, failure of clients to pay, income tax assessments including payments that may arise pursuant to the ongoing fiscal year 2003 — 2008 Internal Revenue Service (“IRS”) audit if not resolved successfully, and professional liability claims, among others. We cannot provide assurance that we will have sufficient liquidity or the credit capacity to meet all of our cash needs if we encounter significant working capital requirements as a result of these or other factors.

Our services expose us to significant risks of liability and it may be difficult or more costly to obtain or maintain adequate insurance coverage.

Our services involve significant risks that may substantially exceed the fees we derive from our services. Our business activities expose us to potential liability for professional negligence, personal injury and property damage among other things. We cannot always predict the magnitude of such potential liabilities. In addition, our ability to perform certain services is dependent on the availability of adequate insurance.

We obtain insurance from insurance companies to cover a portion of our potential risks and liabilities subject to specified policy limits, deductibles or coinsurance. It is possible that we may not be able to obtain adequate insurance to meet our needs, may have to pay an excessive amount for the insurance coverage we want, or may not be able to acquire any insurance for certain types of business risks. As a result of the recent events in the financial markets, we face additional risks due to the continuing uncertainty and disruption in those markets. Much of our commercial insurance is underwritten by the regulated insurance subsidiaries of Chartis (formerly the American International Group). Chartis has also underwritten almost all of the cost cap and related insurance purchased by Exit Strategy clients which share some specific characteristics that present additional risk. The Exit Strategy related policies all tend to be long term; many are ten years or more. Some policies also serve to satisfy state and federal financial assurance requirements for certain projects, and without these policies alternative financial assurance arrangements for these projects would need to be arranged. Additionally, most of our Exit Strategy projects require us to perform the work in the event insurance limits are exhausted, directly exposing us to financial risks.

Our failure to properly manage projects may result in additional costs or claims.

Our engagements involve a variety of projects, some of which are large-scale and complex. Our performance on projects depends in large part upon our ability to manage the relationship with our clients and to effectively manage the project and deploy appropriate resources, including third-party contractors and our own personnel, in a timely manner. If we miscalculate, or fail to properly manage, the resources or time we need to complete a project with capped or fixed fees, or the resources or time we need to meet contractual obligations, our operating results could be adversely affected. Furthermore, any defects, errors or failures to meet our clients’ expectations could result in claims against us.

Our use of the percentage-of-completion method of accounting could result in reduction or reversal of previously recorded revenue and profits.

We account for a significant portion of our contracts on the percentage-of-completion method of accounting. Generally, our use of this method results in recognition of revenue and profit ratably over the life of the contract based on the proportion of costs incurred to date to total costs expected to be incurred. The effect of revisions to revenue and estimated costs, including the achievement of award and other fees, is recorded when the amounts are known and can be reasonably estimated. The uncertainties inherent in the estimating process make it possible for actual costs to vary from estimates, or estimates to change, resulting in reductions or reversals of previously recorded revenue and profit. Such differences could be material.

Our business and operating results could be adversely affected by our inability to accurately estimate the overall risks, revenue or costs on a contract.

We generally enter into three principal types of contracts with our clients: fixed-price, time-and-materials, and cost-plus. Under our fixed-price contracts, we receive a fixed price irrespective of the actual costs we incur and, consequently, we are exposed to a number of risks. These risks include: underestimation of costs, problems with new technologies, unforeseen costs or difficulties, delays, price increases for materials, poor project management or quality problems, and economic and other changes that may occur during the contract period. Under our time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for other expenses. Profitability on these contracts is driven by billable headcount and cost control. Many of our time-and-materials contracts are subject to maximum contract values and, accordingly, revenue relating to these contracts is recognized as if these contracts were fixed-price contracts. Under our cost-plus contracts, some of which are subject to contract ceiling amounts, we are reimbursed for allowable costs and fees which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be able to obtain reimbursement for all such costs. Accounting for a fixed-price contract requires judgments relative to assessing the contract’s estimated risks, revenue and estimated costs as well as technical issues. Due to the size and nature of many of our contracts, the estimation of overall risk, revenue and cost at completion is complex and subject to many variables. Changes in underlying assumptions, circumstances or estimates may adversely affect future period financial performance. If we are unable to accurately estimate the overall revenue or costs on a contract, we may experience a lower profit or incur a loss on the contract.

Our backlog is subject to cancellation and unexpected adjustments and is an uncertain indicator of future operating results.

Our contract backlog based on NSR as of June 30, 2010 was approximately $222 million. We cannot guarantee that the NSR projected in our backlog will be realized or, if realized, will result in profits. In addition, project cancellations or scope adjustments may occur from time to time with respect to contracts reflected in our backlog. These types of backlog reductions could adversely affect our revenue and margins. Accordingly, our backlog as of any particular date is an uncertain indicator of our future earnings.

Risks Related to Our Industry

We are dependent on continued regulatory enforcement.

While we increasingly pursue economically driven markets, our business is materially dependent on the continued enforcement by federal, state and local governments of various environmental regulations. Changes in environmental standards or enforcement could adversely impact our business.

Changes in existing environmental laws, regulations and programs could reduce demand for our environmental services which could cause our revenue to decline.

A significant amount of our business is generated either directly or indirectly as a result of existing federal and state laws, regulations and programs related to pollution and environmental protection. Accordingly, a relaxation or repeal of these laws and regulations, or changes in governmental policies regarding the funding, implementation or enforcement of these programs, could result in a decline in demand for environmental services that may have a material adverse effect on our revenue.

We operate in highly competitive industries.

The markets for many of our services are highly competitive. There are numerous professional architectural, engineering and consulting firms and other organizations which offer many of the services offered by us. We compete with many companies, some of which have greater resources. Competitive factors include reputation, performance, price, geographic location and availability of technically skilled personnel. In addition, many clients use in-house staff to perform the same types of services we do.

We are materially dependent on contracts with federal, state and local governments.

We estimate that contracts with agencies of the United States government and various state and local governments represent approximately 25% of our NSR in fiscal year 2010. Therefore, we are materially dependent on various contracts with such governmental agencies. Companies engaged in government contracting are subject to certain unique business risks. Among these risks are dependence on appropriations and administrative allotment of funds as well as changing policies and regulations. These contracts may also be subject to renegotiation of profits or termination at the option of the government. The stability and continuity of that portion of our business depends on the periodic exercise by the government of contract renewal options, our continued ability to negotiate favorable terms and the continued awarding of task orders to us.

Other Risks

The value of our equity securities could continue to be volatile.

Over time our common stock has experienced substantial price volatility. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many companies that have often been unrelated to the operating performance of these companies. The overall market and the price characteristics of our common stock may continue to fluctuate greatly. The trading price of our common stock may be significantly affected by various factors, including:

•      Our financial results, including revenue, profit, days sales outstanding, backlog, and other measures of financial performance or financial condition;

•      Announcements by us or our competitors of significant events, including acquisitions;

•      Threatened or pending litigation;

•      Changes in investors’ and analysts’ perceptions of our business or any of our competitors’ businesses;

•      Investors’ and analysts’ assessments of reports prepared or conclusions reached by third parties;

•      Changes in legislation;

•      Broader market fluctuations; and

•      General economic or political conditions.

Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain or attract key employees. Many of these key employees are granted stock options and restricted stock as an element of compensation, the value of which is dependent on our stock price.

We may experience adverse impacts on our results of operations as a result of adopting new accounting standards or interpretations.

Our adoption of, and compliance with, changes in accounting rules, including new accounting rules and interpretations, could adversely affect our operating results or cause unanticipated fluctuations in our operating results.

We are highly dependent on key personnel.

The success of our business depends on our ability to attract and retain qualified employees. We need talented and experienced personnel in a number of areas to support our core business activities. An inability to attract and retain sufficient qualified personnel could harm our business. Turnover among certain critical staff could have a material adverse effect on our ability to implement our strategies and on our results of operations. There is currently a shortage of technical and engineering personnel.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, investors could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We devote significant attention to establishing and maintaining effective internal controls. Implementing changes to our internal controls has required compliance training of our directors, officers and employees and has entailed substantial costs in order to modify our existing accounting systems. Although these measures are designed to do so, we cannot be certain that such measures and future measures will guarantee that we will successfully maintain adequate controls over our financial reporting processes and related reporting requirements. For example, in the past we have had material weaknesses, including a material weakness relating to the policies and procedures relating to the development, documentation and review of contract values and estimates of cost at completion, which we have remediated. However, internal controls that are found to be not operating effectively could affect our operating results or cause us to fail to meet our reporting obligations and could result in a breach of a covenant in our revolving credit facility in future periods. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the market price of our stock.

SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The prospectus and the documents we incorporate in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”). Such statements are being made pursuant to the 1995 Act and with the intention of obtaining the benefit of the “Safe Harbor” provisions of the 1995 Act. Forward-looking statements are based on information available to us and our perception of such information as of the date of this prospectus and documents incorporated herein, and our current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” or variations of such wording, and other words or phrases of similar meaning in connection with a discussion of our future operating or financial performance, and other aspects of our business, including growth, trends in our business and other characterizations of future events or circumstances. From time to time, forward-looking statements also are included in our other periodic reports on Forms 10-Q and 8-K, in press releases, in our presentations, on our website and in other material released to the public. Any or all of the forward-looking statements included in this prospectus and the documents incorporated herein, and in any other reports or public statements made by us are only predictions and are subject to risks, uncertainties and assumptions, including those identified in the “Risk Factors” section, and in other reports filed by us from time to time with the SEC as well as in press releases. Such risks, uncertainties and assumptions are difficult to predict and beyond our control, and may cause actual results to differ materially from those that might be anticipated from our forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock covered by this prospectus by the selling stockholders.

THE SELLING STOCKHOLDERS

This prospectus covers only the resale of shares of our Common Stock by the selling stockholders whom we have granted registration rights in connection with their purchase of the Preferred Stock from the Company in the June 1, 2009 private placement.

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of December 1, 2010, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering.  The third column of this table is based on the assumption that the selling stockholders will offer for sale all of their shares of common stock which they received upon conversion of the Series A Convertible Preferred Stock.  We do not know whether this will occur.

Beneficial ownership is determined in accordance with rule 13d-3(d) under the Exchange Act as of December 1, 2010, on which date 27,106,796 shares of our common stock were outstanding.  Except as noted in the footnotes to the table below, there is no material relationship between the selling shareholders and the Company. None of the selling shareholders are broker-dealers or affiliates of broker-dealers.

Name	Common Stock Beneficially Owned Prior to the Offering(a)	Common Stock Offered Hereby	Common Stock to be Owned After Offering(b)	Percentage Of All Common Stock To Be Owned After Offering(b)
Federal Partners, L.P(1)(4)	5,773,561	3,720,930	2,052,631	7.6%
Bermuda Partners(2)	930,233	930,233	0	0.0%
Peter R. Kellogg(2)(5)	6,359,994	930,233	3,569,296	13.2%
Edward Jepsen(3)	979,924	697,674	282,250	1.0%
IAT Reinsurance Company(2)(5)	2,484,916	465,116	2,019,800	7.5%
Non-Marital Trust F/B/O Peter R. Kellogg U/W/O James C. Kellogg(2)	465,116	465,116	0	0.0%

(a) Includes shares of Common Stock issued upon conversion of the Series A Convertible Preferred Stock on December 1, 2010.

(b) Amounts shown assume all shares issued upon conversion of the Series A Convertible Preferred Stock are sold in the offering.

(1)   Federal Partners is an affiliate of The Clark Estates, Inc., a company for which TRC director Stephen M. Duff serves as Chief Investment Officer.  Mr. Duff has voting and dispositive power with respect to the shares being offered.

(2)   Peter R. Kellogg has voting and dispositive power with respect to the shares being offered.  Peter R. Kellogg together with affiliated companies is our largest shareholder.

(3)   Mr. Jepsen was a TRC director from 1989 through February 2008.

(4)   Based on information set forth on a Form SC 13D/A filed with the Securities and Exchange Commission (“SEC”) on October 4, 2010.

(5)   Based on information set forth on a Form SC 13G/A filed with the SEC on February 16, 2010.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock (“Common Stock”) of TRC Companies, Inc., a Delaware corporation (the “Company”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•      block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      an exchange distribution in accordance with the rules of the applicable exchange;

•      privately negotiated transactions;

•      settlement of short sales entered into after the date of this prospectus;

•      broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•      a combination of any such methods of sale;

•      through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•      any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until all of the securities are sold:

•                  our current reports on Form 8-K dated November 3, 2010 and November 23, 2010;

•                  our quarterly report on Form 10-Q for our fiscal quarter ended September 24, 2010;

•                  our annual report on Form 10-K for our fiscal year ended June 30, 2010;

•                  our proxy statement on Schedule 14-A filed October 21, 2010; and

•                  the description of our common stock contained in our registration statement on Form 8A filed on June 3, 1988.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: TRC Companies, Inc., 21 Griffin Road North, Windsor, CT 06095 Attn: Investor Relations. Telephone requests may be directed to the Chief Financial Officer at (860) 298-9692. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission.  Copies of reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission’s public reference facilities at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including TRC Companies, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission’s web site at http://www.sec.gov.

Our common stock trades on the New York Stock Exchange.  Copies of reports, proxy statements and other information concerning us can also be inspected at the offices of New York Stock Exchange, located at 20 Broad St., New York, New York 10005.

We also have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the offering, reference is made to such registration statement, exhibits and schedules, which may be inspected without charge at the Commission’s office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Martin H. Dodd, General Counsel.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OUR COMPANY OR ANY OTHER PERSON.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

Registration fee - Securities and Exchange Commission	$1,423.84
Accountants’ fees and expenses	10,000.00
Legal expenses	1,000.00
Printing expenses	1,000.00
Miscellaneous	1,000.00
TOTAL	$14,423.84

All expenses itemized above shall be borne by our Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide generally for indemnification of our officers, directors, agents and employees to the extent authorized by the General Corporation Law of the State of Delaware. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

As permitted by Section 102 of the Delaware General Corporation Law, our stockholders have approved and incorporated provisions into our Certificate of Incorporation eliminating a director’s personal liability for monetary damages to us and our stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director’s duty of loyalty to us or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

The above discussion of our Bylaws and Certificate of Incorporation and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such bylaws, Certificate of Incorporation, indemnification agreements and statute.

ITEM 16.  EXHIBITS.

Exhibit No.	Description

4.1	Stock Purchase Agreement, dated June 1, 2009, by and among the Company and purchasers named therein, incorporated by reference to the Company’s Form 8-K filed on June 1, 2009.

4.2	Registration Rights Agreement, dated June 1, 2009, by and among the Company and purchasers named therein, incorporated by reference to the Company’s Form 8-K filed on June 1, 2009.

5.1	Opinion of Martin H. Dodd, counsel to the Company**

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Martin H. Dodd, counsel to the Company** (The Consent is included in Exhibit 5.1 hereto.)

24.1

Power of Attorney, executed by certain officers of the Company and individual members of the Board of Directors, authorizing certain officers of the Company to file amendments to the Company’s Registration Statement on Form S-3, are located on the signature page of this Report.*

*Filed herewith.

**Previously filed with Form S-3 filed on December 1, 2010.

ITEM 17.  UNDERTAKINGS.

a.   The undersigned registrant hereby undertakes:

1.               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.               That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.               That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

b.              The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.               Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Windsor, State of Connecticut, on January 7, 2011.

TRC Companies, Inc.

/s/ Thomas W. Bennet, Jr.
Thomas W. Bennet, Jr.
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints Christopher P. Vincze and Thomas W. Bennet, Jr., or either of them, his true and lawful attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Christopher P. Vincze	Chairman and Chief Executive Officer	January 7, 2011
Christopher P. Vincze	(Principal Executive Officer)

/s/ Thomas W. Bennet, Jr.	Senior Vice President and	January 7, 2011
Thomas W. Bennet, Jr.	Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Sherwood L. Boehlert	Director	January 7, 2011
Sherwood L. Boehlert

/s/ Friedrich K.M. Bohm	Director	January 7, 2011
Friedrich K.M. Bohm

/s/ F. Thomas Casey	Director	January 7, 2011
F. Thomas Casey

/s/ Stephen M. Duff	Director	January 7, 2011
Stephen M. Duff

/s/ Robert W. Harvey	Director	January 7, 2011
Robert W. Harvey

/s/ Dennis E. Welch	Director	January 7, 2011
Dennis E. Welch